Exhibit 10.24

AMENDMENT NO. 1 TO

SERIES F PREFERRED STOCK PURCHASE AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Series F Preferred Stock Purchase Agreement dated May 14, 2020 (the “Agreement”) is made as of September 3, 2020 (the “Amendment Date”), by and among Kensington Capital Acquisition Corp., a Delaware corporation (“KCAC”), QuantumScape Corporation., a Delaware corporation (the “Company”), and Volkswagen Group of America Investments, LLC, a Delaware limited liability company (“VWGoAI”). Capitalized terms used but not defined herein shall have the meanings ascribed them in the Agreement.

RECITALS

Concurrently with the execution and delivery hereof, the Company is entering into an agreement with KCAC in which the Company would merge with a subsidiary of KCAC (the “Merger”) in accordance with a business combination agreement by and among the Company, KCAC and a subsidiary of KCAC (the “Merger Agreement”), and KCAC will simultaneously raise at least $320 million in gross proceeds from private placements. In the Merger, all shares of Company common stock and preferred stock will convert into common stock of KCAC. VWGoAI has reviewed the draft Merger Agreement provided by KCAC and the Company and is entering into a Support Agreement and other agreements related to the Merger concurrently with the execution and delivery hereof.

In consultation with VWGoAI, the Company entered into Series F Preferred Stock Purchase Agreements with Al-Rayyan Investments LLC and other investors that included changes to the Restated Certificate, the Rights Agreement, the Voting Agreement and the Right of First Refusal and Co-Sale Agreement (each as defined in the Agreement) (the “Transaction Agreements”).

The Company and VWGoAI desire to, among other things, amend the Agreement to (i) join KCAC as a party thereto, (ii) replace the applicable exhibits thereto with the revised versions of the Transaction Agreements, (iii) increase the number of shares of Series F Preferred Stock that the Company is authorized to issue, and (iv) provide for KCAC’s issuance and sale of shares of KCAC stock (instead of Shares) to VWGoAI if the closing of the Merger (the “Merger Closing”) occurs prior to the First Closing and/or Second Closing.

NOW, THEREFORE, the Company and VWGoAI agree as follows:

AGREEMENT

1.    Joinder of KCAC. KCAC agrees that, effective upon the Merger Closing, it shall join and become a party to the Agreement and shall take such actions as are required of the Company by the Agreement, where applicable, in accordance with the other provisions of this Amendment No. 1. KCAC further agrees that, effective upon the Merger Closing, the terms and conditions applicable to the Company shall also be applicable to KCAC.

2.    Replacement of Exhibits.    Exhibit A (Amended and Restated Certificate of Incorporation), Exhibit B (Investors’ Rights Agreement), Exhibit C (Amended and Restated Right of First Refusal and Co-Sale Agreement), and Exhibit D (Voting Agreement) to the Agreement are

hereby replaced in their entirety with Exhibits A, B, C and D attached to this Amendment, respectively. References to the applicable exhibits in the Agreement shall be deemed to refer to the exhibits as replaced by this Amendment.

3.    Amendment of Section 1.1(a). Section 1.1(a) of the Agreement shall be amended to replace “11,354,260” with “14,684,843.”

4.    Merger Matters.

4.1.    Consent to Proceed with the Merger. For the purposes of the Agreement and without prejudice to VWGoAI’s voting and other rights as a shareholder of the Company, VWGoAI consents to the Company negotiating and concluding the Merger and taking all appropriate actions related to the Merger, notwithstanding any covenants in the Agreement that might otherwise be interpreted to be inconsistent with such actions. The parties agree that the Merger does not constitute a Material Adverse Effect. From the date hereof until the earlier of the termination of the Agreement and the Second Closing, KCAC agrees that it shall not issue any shares of KCAC common stock or other equity securities convertible, exercisable or exchangeable into KCAC common stock at a price of less than $10 per share (as adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event).

4.2.    KCAC Shares. If the Merger Closing occurs before the First Closing and/or the Second Closing, then, notwithstanding anything to the contrary in the Agreement, VWGoAI agrees to purchase, and KCAC agrees to issue and sell to VWGoAI, in each such Closing such number of shares of Class A common stock of KCAC (the “KCAC Shares”) as would have been issued in the Merger in exchange for the Shares issuable to VWGoAI in the applicable Closing, had such Shares been outstanding as of the Merger Closing, subject to the closing conditions set forth in Section 4.3 below and otherwise on the terms and conditions set forth in the Agreement.

4.3.    Closing Conditions to VWGoAI’s Obligation to Close. VWGoAI’s obligation to purchase the KCAC Shares at a Closing pursuant to this Section 4 is subject to the fulfillment on or before each of the First Closing and/or Second Closing, as applicable, of each of the following conditions, unless waived in writing by VWGoAI. For purposes of this Section 4.3, the “Company” means the Company and KCAC:

(a)    The Merger Closing shall have occurred;

(b)    In the Merger, KCAC shall have issued or reserved for issuance in exchange for all Company securities at least 360,000,000 shares of KCAC common stock and shall have reserved for issuance to VWGoAI such number of KCAC shares as would have been issued in the Merger in exchange for the Shares issuable to VWGoAI in the applicable Closing, had such Shares been outstanding as of the Merger Closing;

(c)    Immediately prior to the effective time of the Merger, the outstanding securities of KCAC consisted of 23,000,000 shares of Class A common stock, 5,750,000 shares of Class B common stock (which shall convert into shares of Class A common stock in connection with the KCAC Certificate Amendment (as defined in the BCA)), and warrants exercisable for 18,075,000 shares of Class A common stock at an exercise price of $11.50 per share;

(d)    At the time of the Merger Closing, KCAC shall have a total of at least $500 million in (i) cash in the Trust Account that will be available to Kensington for unrestricted use as of immediately following the Merger Closing (for clarity, after giving effect to any redemption rights that are actually perfected), plus (ii) cash proceeds received from investors prior to or as of the Merger Closing in connection with the KCAC PIPE offering; for avoidance of doubt, such amounts shall be calculated without reduction for transaction expenses;

(e)    With respect only to the Second Closing, one or more Subsequent Investors shall have invested prior to or concurrent with the Second Closing, at least $50,000,000 for the purchase of the Company’s Series F Preferred Stock (or, if after the Merger Closing, for shares of KCAC Class A Common Stock) at the same pricing and other terms as provided under the Agreement;

(f)    Except for changes related to the Merger transaction and except as otherwise set forth in or modified by the Schedule of Exceptions, (i) the Fundamental Representations shall be true and correct in all material respects as of such Closing with respect to the Company, and the representations and warranties in Sections 3.1, 3.2 and 3.4 also shall be true and correct, mutatis mutandis, with respect to KCAC, as though made on and as of such Closing, except to the extent such representations and warranties are expressly made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such specified date (in each of the foregoing cases disregarding any standards of materiality contained in such representations and warranties), (ii) the representations and warranties made by the Company in Section 3 (other than the Fundamental Representations) shall be true and correct in all respects as of such Closing, as though made on and as of such Closing, except (x) to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct in all respects as of such specific date only, or (y) where any failures to be so true and correct, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect (in each of the foregoing cases disregarding any standards of materiality contained in such representations and warranties) and (iii) KCAC’s representations and warranties in Sections 5.01, 5.02, 5.03 (after giving effect to (A) shares of KCAC Common Stock to be issued in connection with the Merger Closing, (B) equity grants to employees under KCAC option plans and purchases of KCAC equity by KCAC employees pursuant to KCAC employee stock purchase plans, in each case, effected in the ordinary course of business pursuant to plans approved by the KCAC board of directors, and (C) any sales of KCAC Shares for cash consideration that are not prohibited by the third sentence of Section 4.1 and are approved by the KCAC board of directors), 5.04, 5.05, 5.06, 5.07, 5.08, 5.09 and 5.12 of the BCA shall be true and correct as of such Closing, as though made on and as of such Closing, mutatis mutandis, to the applicable materiality standards set forth in Section 8.03(a) of the BCA;

(g)    The Company shall have performed or complied with all covenants, agreements and conditions contained in the Agreement to be performed or complied with by the Company on or prior to the date of the Closing, in all material respects (disregarding any standards of materiality contained in such covenants, agreements and conditions) except to the extent that covenants, agreements and conditions are inapplicable pursuant to Section 4.1 of this Amendment;

(h)    The Company shall have satisfied Sections 6.3, 6.5, 6.6 and 6.8 of the Agreement and, if such Closing is the Second Closing, also Article VII of the Agreement (with all references to Shares therein referring to KCAC Shares);

(i)    Delivery of the items listed in Section 6.4, except that the officer certificate described in Section 6.4(a) will certify to satisfaction of the closing conditions as modified by this Section 4 (with all references to Shares therein referring to KCAC Shares) and the legal opinion described in Section 6.4(d) will only need to opine to the capitalization of KCAC to a “10b-5” standard.

5.    Full Force and Effect. Except as amended hereby, the Agreement shall remain in full force and effect. On or after the date hereof, each reference in the Agreement to “this Agreement,” “the Agreement,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Agreement as amended by this Amendment.

6.    Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of California as applied to agreements entered into among California residents to be performed entirely within California, without regard to principles of conflicts of law.

7.    Successors and Assigns. Except as otherwise provided in the Agreement, the provisions of this Amendment shall inure to the benefit of and be binding upon the respective successors, assigns, heirs, executors and administrators of the parties.

8.    Counterparts. This Amendment may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Amendment Date.

KCAC:

KENSINGTON CAPITAL ACQUISITION CORP., a Delaware corporation

By:	/s/ Daniel Huber
Daniel Huber, Chief Financial Officer

COMPANY:

QUANTUMSCAPE CORPORATION, a Delaware corporation

By:	/s/ Jagdeep Singh
Jagdeep Singh, Chief Executive Officer

[Signature Page to Amendment No. 1 to QuantumScape Corporation Series F Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Amendment Date.

INVESTOR:

VOLKSWAGEN GROUP OF AMERICA INVESTMENTS, LLC,
a Delaware limited liability company

By:	/s/ Kevin Duke
Name:	Kevin Duke
Title:	VP & Secretary

[Signature Page to Amendment No. 1 to QuantumScape Corporation Series F Stock Purchase Agreement]

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

EXHIBIT B

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

EXHIBIT C

AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

EXHIBIT D

AMENDED AND RESTATED VOTING AGREEMENT